Exhibit 23.2

CONSENT OF AGAPITO ASSOCIATES, INC.

Agapito Associates, Inc. (“Agapito”) hereby consents to the references to Agapito in the Annual Report on Form 10-K of Intrepid Potash, Inc. (“Intrepid”) for the fiscal year ended December 31, 2021, and to the use of the information supplied by Agapito under the caption “Item 2. Properties” and the use of its Technical Report Summaries for the 2021 Estimated Resource and Reserves for New Mexico, Moab, and Wendover properties. Agapito further consents to the incorporation by reference thereof into the Registration Statement on Form S-3 (No. 333-230222) previously filed by Intrepid and the Registration Statements on Form S-8 (Nos. 333-150444, 333-211650, 333-218423 and 333-233057) previously filed by Intrepid.

By: /s/ Timothy A. Ross.
Name: Timothy A. Ross, P.E.
Title: President/Principal
Grand Junction, Colorado
March 8, 2022